Exhibit 99

  Creative Computer Applications, Inc.

Summary:	Creative Computer Applications, Inc.
(AMEX - CAP) Announces acceptance of its plan to comply with continued listing on the American Stock Exchange.

Company Contact:	Steven M. Besbeck
President, CEO
(818) 880-6700 X 252

FOR IMMEDIATE RELEASE

CALABASAS, CALIFORNIA, June 14, 2002.... CREATIVE COMPUTER APPLICATIONS, INC. (CCA or The Company), (AMEX-CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic based laboratories, pharmacies and radiology departments announced today that the American Stock Exchange (Amex or the Exchange) had accepted CCA’s plan to regain compliance with the continued listing standards of the exchange.

Previously the Company issued a current report on Form 8K on March 6, 2002 disclosing that it had received notice from the AMEX that it was under review because it was in non-compliance with one of the continued listing standards.  On May 2, 2002 the Company received notice from the Amex Staff indicating that the Company was below one of the Exchange’s continued listing standards due to incurring losses from continuing operations in three of its four most recent fiscal years and it’s shareholder’s equity was below $4,000,000 as set forth in Section 1003 (a) (ii) of the Amex Company Guide.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on May 29, 2002 presented its plan to the Exchange.  On June 11, 2002 the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension of time to regain compliance with the continued listing standards.  The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.  However the Company believes that it will comply with the standards before the end of the extension period of up to eighteen months, by continuing to generate operating profits.

CCA is a leading healthcare information technology and service provider that provides software, services and web based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic based laboratories, pharmacies, and radiology departments.  CCA’s primary products, CyberLAB II®, CyberMED® and CyberRAD®, are highly functional, scalable, and can be deployed in a variety of healthcare settings.  CCA’s systems are deployed in over 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com.

Creative Computer Applications, Inc.

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26115-A MUREAU ROAD   • CALABASAS, CALIFORNIA  91302-3128

(818) 880-6700  • (800) 437-9000 •  FAX (818) 880-4398